UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 8, 2007

KAL ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-97201	98-0360062
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

93-95 Gloucester Place London, United Kingdom	W1U 6JQ
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +44 (0) 20 7487-8426

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

See the disclosure set forth under Item 5.02(c), which is incorporated by reference into this Item 1.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)   On June 8, 2007, KAL Energy, Inc. (the “Company”) appointed David Pope to the position of chief operating officer of Thatcher Mining Pte. Ltd., the Company’s wholly-owned subsidiary (“Thatcher”). Mr. Pope will be responsible for overseeing the day-to-day operations of Thatcher. In addition, Mr. Pope will perform certain policy making functions for the Company, including strategic planning.

Since September 2006, Mr. Pope has served as a mining consultant for Asia Consultancy Pte. Ltd. From October 2004 to August 2006, Mr. Pope served as the Global General Manager for Environmental Services at Shell Eastern Petroleum (P) Ltd. Singapore. From July 2003 to October 2004, Mr. Pope served as the East Zone Environmental Advisor at Shell Eastern Petroleum (P) Ltd. Singapore. From September 2001 to June 2003, Mr. Pope served as Services Team Leader at Shell Services in Melbourne, Australia. Mr. Pope holds a B.S. in engineering from the Victoria University of Technology in Australia.

Mr. Pope’s employment is governed by a consulting agreement dated June 8, 2007. Under his agreement, Mr. Pope is entitled to receive a base salary of approximately $10,000 per month if he devotes at least seventy-five percent (75%) of his time to his duties and responsibilities under the agreement. Mr. Pope will also be reimbursed for all reasonable expenses incurred in respect of his services to the Company and Thatcher under the agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KAL ENERGY, INC.

June 14, 2007	By:	/s/ Cameron J. Reynolds
Cameron J. Reynolds Chief Executive Officer